SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               September 20, 2002

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1110 Spring Street Silver Spring, MD	20910

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Item 5. Other Events.

         On September 23, 2002, United Therapeutics Corporation (the “Company”) issued a press release announcing that all four Durable Medical Equipment Regional Carriers (DMERCs), which together make determinations to provide Medicare coverage for durable medical equipment and related drugs and supplies throughout the United States, have announced that they will provide reimbursement of Remodulin therapy retroactive to May 21, 2002. A copy of the press release is attached hereto and incorporated herein by this reference.

         On September 20, 2002, the Company closed on the purchase of a commercial property adjacent to its headquarters offices in Silver Spring, Maryland. The purchase price was approximately $1.7 million and was paid in cash. On September 24, 2002, the Company agreed on principal terms for the purchase of an additional contiguous commercial property for approximately $1.3 million in exchange for cash and a note payable, with settlement expected to occur in January 2003. Subject to zoning and other necessary governmental approvals, the Company plans to use these properties for the development, formulation and testing of the Company’s anti-cancer immunotherapeutic monoclonal antibody platform and for future expansion. The Company currently anticipates spending approximately $10 to $20 million over the next two to three years to redevelop these facilities. Pending commencement of such redevelopment of the properties, the Company anticipates leasing the properties to the existing commercial tenants.

Forward-Looking Statements

     Statements in this Form 8-K regarding the property settlement expected to occur in January 2003, plans for the use of the properties, expected spending and timing for redevelopment and the anticipation that such properties will be leased to existing commercial tenants are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the satisfaction of closing conditions for the property settlement, the Company’s final decisions for use of the properties, receipt of required zoning and governmental approvals, actual costs of redevelopment, agreements by existing commercial tenants and other risks set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. There can be no assurance that the actual results, events or developments referenced in such forward-looking statements will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Item 7. Exhibits

     (c)  Exhibits

Exhibit No	Description of Exhibit

99.1	Press release dated September 23, 2002.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated:	September 24, 2002	By: /s/ FRED T. HADEED
Name: Fred T. Hadeed Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No	Description of Exhibit

99.1	Press release dated September 23, 2002.